Exhibit 2.2

Amendment No. 1 to

agreement and plan of merger

This Amendment No. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of September 13, 2022, by and among Fast Acquisition Corp. II, a Delaware corporation (“SPAC”), Falcon’s Beyond Global, LLC, a Florida limited liability company (the “Company”), Falcon’s Beyond Global, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, which was formerly known as Palm Holdco, Inc. (“Pubco”), and Palm Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Pubco (“Merger Sub”), and amends that certain Agreement and Plan of Merger, dated as of July 11, 2022 (the “Merger Agreement”), by and among SPAC, the Company, PubCo and Merger Sub. Capitalized terms used in this Amendment but not otherwise defined herein shall have the meanings given to them in the Merger Agreement.

Recitals

whereas, pursuant to Section 11.10 of the Merger Agreement, the Merger Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as the Merger Agreement and which makes reference to the Merger Agreement; and

WHEREAS, the Parties desire to amend the Merger Agreement as set forth herein.

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

Agreement

1.                   Amendments.

1.1               In the first parenthetical of Section 6.06(a) of the Merger Agreement, “August 15, 2022” shall be replaced with “September 28, 2022”.

1.2              Section 10.01(g) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

(g)    by written notice from SPAC to the Company if the Company has not delivered the PCAOB Audited Financial Statements to SPAC by September 28, 2022;

2.                   Miscellaneous.

2.1               Effect of Amendment. Expect as expressly amended by this Amendment, all of the terms, covenants, agreements, conditions and provisions of the Merger Agreement shall remain in full force and effect in accordance with their respective terms. Whenever the Merger Agreement is referred to in the Merger Agreement or in any other agreements, documents and instruments, such reference shall be deemed to be to the Agreement as amended by this Amendment.

2.2               Counterparts. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

2.3               Other Terms. The terms set forth in Section 11.02 (Notices), Section 11.03 (Assignment), Section 11.04 (Rights of Third Parties), Section 11.05 (Expenses), Section 11.06 (Governing Law), Section 11.09 (Entire Agreement), Section 11.10 (Amendments), Section 11.11 (Severability), Section 11.12 (Jurisdiction and Waiver of Trial by Jury) and Section 11.13 (Enforcement) of the Merger Agreement are incorporated herein by reference mutatis mutandis as if set forth herein.

[Signature Pages Follow]

IN WITNESS WHEREOF, SPAC, the Company, Pubco and Merger Sub have caused this Amendment to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

FAST ACQUISITION CORP. II

By:	/s/ Garrett Schreiber
	Name:	Garrett Schreiber
	Title:	CFO

FALCON’S BEYOND GLOBAL, LLC

By:	/s/ Cecil D. Magpuri
	Name:	Cecil D. Magpuri
	Title:	President

FALCON’S BEYOND GLOBAL, INC.

By:	/s/ Cecil D. Magpuri
	Name:	Cecil D. Magpuri
	Title:	President

PALM MERGER SUB, LLC

By:	/s/ Cecil D. Magpuri
	Name:	Cecil D. Magpuri
	Title:	President